FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: February 6, 2020

MAXIMUS Reports Fiscal Year 2020 First Quarter Results
- Company Reiterates Full Year Revenue and Earnings Guidance -

(RESTON, Va. - February 6, 2020) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three months ended December 31, 2019.

Highlights for the first quarter of fiscal year 2020 include:

•Revenue grew to $818.2 million compared to $664.6 million reported for the same period last year driven by the U.S. Federal Services and the U.S. Health & Human Services Segments

•Diluted earnings per share were $0.91 and slightly better than Company expectations

•Cash flows from operations of $87.3 million and free cash flow of $76.8 million

•Year-to-date signed contract awards totaled approximately $177 million and contracts pending (awarded but unsigned) of $440 million at December 31, 2019

•Sales pipeline of $30.6 billion at December 31, 2019, of which 69% is new work

For the first quarter of fiscal 2020, revenue increased to $818.2 million as compared to $664.6 million reported for the same period last year. Top-line growth was driven by the expected increases in the U.S. Federal Services Segment due to a full quarter contribution from the acquired citizen engagement centers business, the expected ramp-up on the Census contract, and organic growth in our U.S. Health & Human Services and U.S. Federal Services Segments. Offsets included reductions in the Outside the U.S. Segment and unfavorable foreign currency translation of $1.8 million in the quarter.

For the first quarter of fiscal 2020, operating income totaled $79.1 million, yielding an operating margin of 9.7%. This compares to 11.2% for the same period last year. As expected, results for the first quarter of fiscal 2020 included a greater mix of cost-plus contracts from the federal acquisition that generate lower operating margins and continued weakness in the employment services business in the Outside the U.S. Segment, which continues to be challenged by market conditions.

For the first quarter of fiscal 2020, net income attributable to MAXIMUS totaled $58.7 million, or $0.91 of diluted earnings per share. This compares to the first quarter of fiscal 2019 diluted earnings per share of $0.86. The current period was better than expectations and benefited from solid operational performance in the U.S. Health & Human Services Segment and timing of revenue and income within the U.S. Federal Services Segment.

Bruce Caswell, President and Chief Executive Officer of MAXIMUS, commented, "MAXIMUS delivered solid first quarter results driven by top-line growth in our U.S. operations. We continue to progress our strategic plan to lead a digital transformation, grow our clinically related services, and expand in priority markets and adjacencies. M&A remains at the heart of our capital deployment initiatives with the aim to supplement our current capabilities, build scale and create new growth platforms in markets with strong long-term fundamentals that enable us to build enduring, sustainable organic growth."

U.S. Health & Human Services Segment
Revenue in the U.S. Health & Human Services Segment for the first quarter of fiscal 2020 increased 6% to $312.3 million compared to $294.2 million reported for the same period last year. All growth in this segment was organic and attributable to new contracts and the expansion of existing work.

Operating margin for the first quarter of fiscal 2020 was 18.6% and stronger than expected, compared to 19.0% reported for the prior-year period. This segment realized solid operational performance across a number of contracts, and cost synergies resulting from the federal citizen engagement centers business acquisition continue to help margins in this segment.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal 2020 increased to $366.6 million compared to $217.0 million reported for the same period last year driven both organically and through acquisition. Revenue for this segment exceeded our expectations for the quarter, of which approximately $10 million dollars was accelerated from future periods. The Census contract continued its ramp-up toward peak activity levels and the segment realized a full quarter benefit related to the acquisition of the federal citizen engagement centers business. The Census contract delivered approximately $70 million of revenue in the first quarter.

Operating margin for the first quarter of fiscal 2020 was 8.6% compared to 9.8% reported for the prior-year period. Contract mix throughout fiscal 2020 will be weighted more heavily towards cost-plus contracts which offers less risk at a lower margin.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal 2020 decreased 9% (8% on a constant currency basis) to $139.4 million compared to $153.4 million reported for the same period last year. This segment experienced organic declines primarily in the employment services business. Volumes and caseloads continue to be challenged by the effects of robust full employment economies across our geographies.

Operating loss margin for the first quarter of fiscal 2020 was 0.7% compared to an operating profit margin of 2.9% reported for the prior-year period.

The bush fires in Australia had a slight impact in the first quarter. In January, the government instituted temporary modifications to program requirements which will disrupt employment services case flows, placements, and outcomes in the coming months. In addition, coronavirus is expected to unfavorably impact operations due to the reduced need for job seekers in certain sectors, such as tourism. The effect of these combined events will depend on the duration of impact and length of recovery in the region.

Sales and Pipeline
Year-to-date signed contract awards at December 31, 2019, totaled $176.6 million and contracts pending (awarded but unsigned) of $439.5 million. These awards reflect total contract value.

The sales pipeline at December 31, 2019, was $30.6 billion (comprised of approximately $3.7 billion in proposals pending, $0.7 billion in proposals in preparation and $26.3 billion in opportunities tracking).

Balance Sheet and Cash Flows
Cash and cash equivalents at December 31, 2019, totaled $149.5 million. For the three months ended December 31, 2019, cash flows from operations totaled $87.3 million, with free cash flow of $76.8 million. At December 31, 2019, days sales outstanding (DSO) were 71 days. Restricted cash at December 31, 2019, which is included in the Consolidated Statement of Cash Flows, was $11.4 million.
On January 3, 2020, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on February 28, 2020, to shareholders of record on February 14, 2020.

Outlook
MAXIMUS is reiterating its fiscal 2020 revenue and earnings guidance. The Company expects revenue to range between $3.15 billion and $3.30 billion and diluted earnings per share to range between $3.95 and $4.15.

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, February 6, 2020, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 20, 2020. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13698335

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With approximately 30,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP financial measures, including free cash flow, constant currency, and days sales outstanding.

We have provided a reconciliation of free cash flow to cash flows from operations.

A description of these non-GAAP measures, the reasons why we use and present them and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2019	2018
Revenue	$818,229	$664,619
Cost of revenue	642,779	505,354
Gross profit	175,450	159,265
Selling, general and administrative expenses	87,227	79,671
Amortization of intangible assets	9,088	5,458
Operating income	79,135	74,136
Interest expense	484	625
Other income, net	719	2,045
Income before income taxes	79,370	75,556
Provision for income taxes	20,636	19,833
Net income	58,734	55,723
Loss attributable to noncontrolling interests	—	(190)
Net income attributable to MAXIMUS	$58,734	$55,913
Basic earnings per share	$0.91	$0.86
Diluted earnings per share	$0.91	$0.86
Dividends paid per share	$0.28	$0.25
Weighted average shares outstanding:
Basic	64,597	64,827
Diluted	64,758	64,977

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2019	September 30, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$149,515	$105,565
Accounts receivable — billed and billable	511,670	476,690
Accounts receivable — unbilled	123,420	123,884
Income taxes receivable	6,049	20,805
Prepaid expenses and other current assets	53,254	62,481
Total current assets	843,908	789,425
Property and equipment, net	92,377	99,589
Capitalized software, net	32,936	32,369
Operating lease right-of-use assets	200,690	—
Goodwill	586,659	584,469
Intangible assets, net	171,077	179,250
Deferred contract costs, net	18,224	18,921
Deferred compensation plan assets	35,151	32,908
Deferred income taxes	191	186
Other assets	8,578	8,615
Total assets	$1,989,791	$1,745,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$174,707	$177,786
Accrued compensation and benefits	104,263	106,789
Deferred revenue	42,756	43,344
Income taxes payable	5,563	13,952
Current portion of long-term debt and other borrowings	7,009	9,658
Operating lease liabilities	85,625	—
Other liabilities	12,785	12,709
Total current liabilities	432,708	364,238
Deferred revenue, less current portion	32,105	32,341
Deferred income taxes	47,344	46,560
Deferred compensation plan liabilities, less current portion	37,298	34,079
Operating lease liabilities, net of current portion	121,620	—
Other liabilities	19,711	20,313
Total liabilities	690,786	497,531
Shareholders’ equity:
Common stock, no par value	504,184	498,433
Accumulated other comprehensive loss	(38,487)	(45,380)
Retained earnings	833,308	794,739
Total MAXIMUS shareholders’ equity	1,299,005	1,247,792
Noncontrolling interests	—	409
Total equity	1,299,005	1,248,201
Total liabilities and equity	$1,989,791	$1,745,732

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2019	2018
Cash flows from operations:
Net income	$58,734	$55,723
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	15,318	11,231
Amortization of intangible assets	9,088	5,458
Deferred income taxes	422	16,511
Stock compensation expense	5,397	4,971

Change in assets and liabilities net of effects of business combinations:
Accounts receivable — billed and billable	(31,016)	(69,890)
Accounts receivable — unbilled	2,013	20,198
Prepaid expenses and other current assets	4,063	(5,691)
Deferred contract costs	848	(1,757)
Accounts payable and accrued liabilities	2,403	26,564
Accrued compensation and benefits	6,842	377
Deferred revenue	(1,345)	(372)
Income taxes	13,984	(3,848)
Operating lease right-of-use assets and liabilities	(1,622)	—
Other assets and liabilities	2,138	(135)
Cash flows from operations	87,267	59,340

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(10,487)	(9,973)
Acquisitions of businesses, net of cash acquired	—	(421,809)
Maturities of short-term investments	—	19,996
Other	25	47
Cash used in investing activities	(10,462)	(411,739)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(17,913)	(16,033)
Purchases of MAXIMUS common stock	(1,898)	(40,984)
Tax withholding related to RSU vesting	(10,614)	(8,915)
Borrowings under credit facility and other loan agreements	83,419	195,100
Repayment of credit facility and other long-term debt	(86,301)	(70,033)
Other	(493)	(133)
Cash (used in)/provided by financing activities	(33,800)	59,002

Effect of exchange rate changes on cash and cash equivalents	1,452	(1,068)

Net increase/ (decrease) in cash, cash equivalents and restricted cash	44,457	(294,465)

Cash, cash equivalents and restricted cash, beginning of period	116.492	356,559

Cash, cash equivalents and restricted cash, end of period	$160,949	$62,094

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2019	% (1)	2018	% (1)
Revenue:
U.S. Health & Human Services	$312,281		$294,213
U.S. Federal Services	366,571		216,987
Outside the U.S.	139,377		153,419
Total	$818,229		$664,619

Gross Profit:
U.S. Health & Human Services	$89,590	28.7%	$88,031	29.9%
U.S. Federal Services	70,821	19.3%	47,985	22.1%
Outside the U.S.	15,039	10.8%	23,249	15.2%
Total	$175,450	21.4%	$159,265	24.0%

Selling, general, and administrative expense:
U.S. Health & Human Services	$31,398	10.1%	$32,139	10.9%
U.S. Federal Services	39,239	10.7%	26,632	12.3%
Outside the U.S.	16,053	11.5%	18,808	12.3%
Other	537	NM	2,092	NM
Total	$87,227	10.7%	$79,671	12.0%

Operating income:
U.S. Health & Human Services	$58,192	18.6%	$55,892	19.0%
U.S. Federal Services	31,582	8.6%	21,353	9.8%
Outside the U.S.	(1,014)	(0.7)%	4,441	2.9%
Amortization of intangible assets	(9,088)	NM	(5,458)	NM
Other	(537)	NM	(2,092)	NM
Total	$79,135	9.7%	$74,136	11.2%

(1) Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2019	2018
Cash flows from operations	$87,267	$59,340
Purchases of property and equipment and capitalized software costs	(10,487)	(9,973)
Capital expenditure as a result of acquisition (1)	—	4,542
Free cash flow	$76,780	$53,909

(1)  Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition.

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